Exhibit 99.1

Barnes & Noble Announces Two Executive Appointments

Jaime Carey Promoted to President of Development & Restaurant Group

Michael Ladd Named New Vice President of Stores

New York, NY – June 23, 2016 – Barnes & Noble, Inc. (NYSE: BKS), the nation’s largest retail bookseller and a leading retailer of content, digital media and educational products, today announced two executive appointments: Jaime Carey, currently Chief Operating Officer, has been promoted to President of Development & Restaurant Group, effective immediately, and Michael Ladd has been named Vice President, Stores. Both Mr. Carey and Mr. Ladd, whose appointment is effective June 27, will report to Ron Boire, Chief Executive Officer.

In his new role, Mr. Carey will be responsible for overseeing real estate development and the newly created Restaurant Group. “We have a tremendous real estate portfolio and the very best real estate team in retail led by David Deason, our VP of Development, said Mr. Boire. “Jaime’s promotion underscores the importance of having a leader devoted to our new store concepts with a focus on an enhanced restaurant experience.” Mr. Boire announced that Barnes & Noble would open four new concept stores in Fiscal 2017, complete with a new restaurant featuring an expanded menu along with a beer and wine offering. In addition to opening the first new store in Eastchester, NY, this October, the Company plans to open stores at the Edina Galleria in Edina, MN, at the Palladio in Folsom, CA, and at One Loudon in Loudon, VA.

Mr. Carey first joined Barnes & Noble in 2003 as Director of Newsstand, and was promoted to Vice President. In May 2008, Mr. Carey was named Chief Merchandising Officer overseeing merchandising and product development. He was instrumental in the company’s successful expansion into non-book categories, including Toys & Games, Gift and Vinyl. All of these departments experienced double-digit comp growth during his tenure. In July 2015, Mr. Carey was promoted to Chief Operating Officer with responsibility for overseeing merchandising, marketing, e-commerce, NOOK® and proprietary publishing.

Mr. Ladd joins Barnes & Noble from Sears Holding Corporation where he was Senior Vice President, Head of Retail Stores. He began his 24-year career at Sears as Store Manager in 1996, working his way up the ranks to District Manager, National Sales Director, Regional Director, and Vice President to his current role as Senior Vice President, with responsibility for the entire field and home office support organization of a $13 billion retail organization with 720 stores.

“Mike is an accomplished leader with a proven track record for driving results,” said Mr. Boire.  “We think he is the perfect addition to our management team given his broad range of retail capabilities.”

In his new role, Mr. Ladd will have responsibility for the entire retail store organization and profitable growth of the business, driving sales, training, developing talent and recruitment. He is a cum laude graduate of Miami University with a Bachelor of Arts in Business Psychology.

About Barnes & Noble, Inc.
Barnes & Noble, Inc. (NYSE: BKS) is a Fortune 500 company, the nation’s largest retail bookseller, and a leading retailer of content, digital media and educational products.  The Company operates 640 Barnes & Noble bookstores in 50 states, and one of the Web’s premier e-commerce sites, BN.com (www.bn.com).  The Nook Digital business offers a lineup of popular NOOK® tablets and eReaders and an expansive collection of digital reading and entertainment content through the NOOK Store®. The NOOK Store features more than 4 million digital books in the US (www.nook.com), plus periodicals and comics, and offers the ability to enjoy content across a wide array of popular devices through Free NOOK Reading Apps™ available for Android™, iOS® and Windows®.

General information on Barnes & Noble, Inc. can be obtained by visiting the Company’s corporate website at www.barnesandnobleinc.com.

Barnes & Noble®, Barnes & Noble Booksellers®, Barnes & Noble.com® and Discover Great New Writers® are trademarks of Barnes & Noble, Inc. or its affiliates. NOOK® and the NOOK logos are trademarks of Nook Digital, LLC or its affiliates.

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Forward-Looking Statements
This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information relating to Barnes & Noble that are based on the beliefs of the management of Barnes & Noble as well as assumptions made by and information currently available to the management of Barnes & Noble. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements.

Such statements reflect the current views of Barnes & Noble with respect to future events, the outcome of which is subject to certain risks, including, among others, the general economic environment and consumer spending patterns, decreased consumer demand for Barnes & Noble’s products, low growth or declining sales and net income due to various factors, including store closings, higher-than-anticipated or increasing costs, including with respect to store closings, relocation, occupancy (including in connection with lease renewals) and labor costs, the effects of competition, the risk of insufficient access to financing to implement future business initiatives, risks associated with data privacy and information security, risks associated with Barnes & Noble’s supply chain, including possible delays and disruptions and increases in shipping rates, various risks associated with the digital business, including the possible loss of customers, declines in digital content sales, risks and costs associated with ongoing efforts to rationalize the digital business and the digital business not being able to perform its obligations under the Samsung commercial agreement and the consequences thereof, the risk that financial and operational forecasts and projections are not achieved, the performance of Barnes & Noble’s initiatives including but not limited to its new store concept and e-commerce initiatives, unanticipated adverse litigation results or effects, potential infringement of Barnes & Noble’s intellectual property by third parties or by Barnes & Noble of the intellectual property of third parties, and other factors, including those factors discussed in detail in Item 1A, “Risk Factors,” in Barnes & Noble’s Annual Report on Form 10-K for the fiscal year ended May 2, 2015, and in Barnes & Noble’s other filings made hereafter from time to time with the SEC.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

CONTACTS:
Mary Ellen Keating	Andy Milevoj
Senior Vice President	Vice President
Corporate Communications	Investor Relations
Barnes & Noble, Inc.	Barnes & Noble, Inc.
(212) 633-3323	(212) 633-3489
mkeating@bn.com	amilevoj@bn.com
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